Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

DOUGLAS M. BAKER, JR., BECOMES ECOLAB CEO

Previously announced CEO transition occurs; Schuman to remain Chairman of the Board

ST. PAUL, Minn., July 1, 2004:   In accordance with the previously announced leadership transition plan approved by Ecolab’s Board of Directors, Douglas M. Baker, Jr., became Ecolab’s Chief Executive Officer today, succeeding Allan L. Schuman.

Commenting on his appointment, Baker said, “I am extremely excited by the opportunity to lead this great company at such an outstanding time in our history.  We have excellent people who serve a terrific base of customers around the world.  We have developed the industry’s largest and leading sales and service force, offer a broad range of highly effective and differentiated product and system solutions for our customers, and possess an excellent management group to lead the company as we pursue the exceptional breadth of opportunities in our large and growing markets.  There is no question that we remain committed to further enhancing our customer solutions and service levels as we aggressively pursue our proven Circle the Customer strategy to bring even more effective value-added results to our excellent customer base.”

The company will also continue to look inward to strengthen its greatest assets, Baker said.

“As always, we will build on our Ecolab culture of spirit, pride, determination, commitment, passion and integrity, which has been the foundation of our success and continued growth,” Baker said.  “We also remain fully committed to each of our longstanding financial objectives —15% earnings per share growth, a 20% return on beginning equity and an investment-grade balance sheet

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— and all our actions are directed toward continuing our record of delivering consistent, reliable and superior returns for our shareholders.

“As I have said before, Ecolab has never been better positioned to meet our customers’ food safety and sanitation needs around the world,” Baker added.  “Ecolab has a very exciting future ahead of it, and I am proud to play a key role in making it happen.”

Baker, 45, joined Ecolab in 1989 as a marketing director in the Institutional Division.  Since then, he held a series of positions with increasing responsibility, including European Director of Institutional Marketing, Vice President and General Manager of Kay, and Senior Vice President of the Institutional Sector.  He has been Ecolab’s President and Chief Operating Officer since 2002.  Baker was elected to Ecolab’s Board of Directors in February 2004.

Schuman will remain Chairman of the Board, a role the Board anticipates he will retain until at least December 31, 2005.

With 2003 sales of $3.8 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

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